Exhibit (e)(10)

May 3, 2010

Rizvi Traverse Management, LLC

9000 Sunset Blvd, Suite 1560

Los Angeles, CA 90069

Attention: Ben Kohn, Partner

AMENDMENT TO CONFIDENTIALITY AGREEMENT

Dear Mr. Kohn:

Reference is made to that certain confidentiality agreement (the “NDA”) between Playboy Enterprises, Inc. (the “Company”) and Rizvi Traverse Management, LLC (“you”) dated July 13, 2009. In connection with your recent request that the Company make available to you certain information concerning the Company and its subsidiaries, we agree to amend the NDA as follows:

1.	The last sentence of paragraph 1 of the NDA is amended and restated in its entirety to read as follows: “For the sake of clarity, your potential sources of debt (other than a commercial bank) or equity financing (including your limited partners, co-investors, joint bidders or persons having committed investments in or binding commitments to investment funds or accounts managed by you) shall not be deemed “Representatives” unless, and then only to the extent, approved in advance in writing by the Company or described on Exhibit “A” to this amendment.”

2.	In paragraph 2 of the NDA, (a) each reference to the words “transaction between you and the Company” shall be replaced with the words “transaction involving the Company”, and (b) the following sentence shall be added to the end of such paragraph: “Notwithstanding the foregoing, you shall be permitted to disclose Other Information to (a) your Representatives (i) who need to know such information for the purpose of evaluating a possible transaction involving the Company, (ii) who are informed of the confidential nature of the Other Information and (iii) who agree to be bound by the terms of the NDA as if they were parties hereto and (b) to Mr. Hefner and his Representatives.”

3.	The words “(other than any of your Representatives and Hugh M. Hefner and his Representatives)” appearing in the last sentence of paragraph 4 of the NDA shall be replaced with “(other than with any of your Representatives and/or with Hugh M. Hefner and his Representatives).”

4.	The words “for a period of twelve months from the date of this letter agreement” in paragraphs 9, 10(a) and 10(b) of the NDA shall be replaced with the words “for a period from the date of this letter agreement until the first to occur of (a) December 31, 2010 and (b) the date that is six months after the date either the Company or you provides written notice to the other party that your evaluation of possible transaction involving the Company is being terminated.”

Rizvi Traverse Management, LLC

5.	The words “(unless specifically invited in writing by the Company)” shall be inserted immediately following the word “propose” in paragraph 10(a) of the NDA.

Except to the extent specifically amended as set forth above, the NDA shall not otherwise be amended or modified, and shall remain in full force and effect, binding in accordance with its terms.

* * * * *

Rizvi Traverse Management, LLC

Please confirm your agreement to amend the NDA in accordance with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall amend the NDA and become a binding agreement between you and the Company as of the date above written.

Yours very truly,

PLAYBOY ENTERPRISES, INC.

/s/ Howard Shapiro

Howard Shapiro
Executive Vice President and General Counsel

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:

RIZVI TRAVERSE MANAGEMENT, LLC

By:	/s/ Ben Kohn III

Name:	Ben Kohn III

Title:	Partner

Rizvi Traverse Management, LLC

EXHIBIT “A”

Representatives of you shall include (i) your limited partners, (ii) affiliates of your limited partners that are regularly engaged in providing acquisition related financing, and (iii) other debt and equity financing sources (including, without limitation, investment funds, finance companies and commercial depositories) that regularly provide acquisition related financing and with which you have a pre-existing relationships and with which you have conducted business in the past, provided that you shall (i) promptly (and in any event within twenty-four hours) notify the Company in writing of the identity of any such Representative and (ii) cause such person to strictly comply with the terms of the NDA. You shall be liable for any disclosure of Confidential Information or Other Information by your Representatives in violation of the NDA. For the avoidance of doubt the term “Representatives” shall not include, and you agree not contact or provide any Evaluation Material or Other Material to, any person that operates in the adult industry, or any of such person’s representatives, without the Company’s prior written consent